DEC-19-2002 THU 11:17 AM FAX NO. P. 04/06 ($150)

DEC.18.2002 1:11PM MCHASE MANAGEMENT FAX NO. NO.863 P.2 P. 01

FILED # C15072-01

DEC 1 9 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF AMERICAN OIL & GAS INC.

I, the undersigned President and Secretary of American Oil & Gas Inc., do hereby certify:

That the Board of Directors of said corporation, pursuant to a Unanimous Consent of Action in Lieu of a Special Meeting dated the 18th day of December 2002, adopted a resolution to amend the original Articles as follows:

Article I is hereby amended to read as follows:

ARTICLE I

The name of the corporation is North American Oil & Gas Inc. (the "Corporation").

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 11,650,000; that the said change and amendment have been consented to and approved, effective December 18, 2002, by a written consent executed by stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Nick DeMare, President and Secretary

E0303-43609